As filed with the Securities and Exchange Commission on August 13, 2008
Registration No. 333_____

SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

________________

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
________________

ENTERPRISE FINANCIAL SERVICES
CORP
(Exact name of registrant as specified in its charter)

Delaware	43-1706529
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

150 North Meramec
Clayton, Missouri 63105
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Enterprise Financial Services Corp Amended and Restated 2002 Stock Incentive Plan
(Full title of the plan)

Copy to:

Frank H. Sanfilippo	Charles E. H. Luedde, Esq.
Chief Financial Officer	Greensfelder Hemker & Gale, P.C.
Enterprise Financial Services Corp	10 South Broadway, Suite 2000
150 North Meramec	St. Louis, Missouri 63102
Clayton, Missouri 63105	(314) 241-9090
(314) 725-5500
(Name, address and telephone number
of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount of Shares	Offering Price Per	Aggregate Offering	Amount of
Registered(1)	to be Registered(2)	Share(3)	Price	Registration Fee(4)
Common Stock, par value $0.01	750,000(5)	$19.28	$14,460,000	$568.28

1 The securities to be registered include options and rights to acquire Common Stock.

2 Pursuant to Rule 416, this registration statement covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any similar transaction effected without receipt of additional consideration, which results in an increase in Registrant’s outstanding shares of Common Stock.

3 Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee and based upon the average of the reported high and low sale prices on August 8, 2008.

4 Calculated pursuant to Section 6(b) of the Securities Act of 1933.

5 An aggregate of 2,250,000 shares of common stock, par value $0.01 per share, of Enterprise Financial Services Corp may be offered or issued pursuant to the 2002 Stock Incentive Plan, (a) 750,000 of which were previously registered on Form S-8 (File No. 333-130751), (b) 750,000 of which were previously registered on Form S-8 (File No. 333-136230) and (c) 750,000 of which are being registered on this Form S-8.

EXPLANATORY NOTE

     On December 29, 2005, Registrant filed a Form S-8 Registration Statement (File No. 333-130751) (the “2005 Registration Statement”) registering 750,000 shares of common stock, par value $.01 per share (“Common Stock”), of Registrant, available for issuance pursuant to awards under Registrant’s 2002 Stock Incentive Plan (the “Original Plan”). On August 2, 2006, Registrant filed a Form S-8 Registration Statement (File No. 333-136230) (the “2006 Registration Statement”) registering an additional 750,000 shares of its Common Stock in connection with the amendment and restatement of the Original Plan (as amended and restated, the “Plan”).

     This Registration Statement is being filed pursuant to and in accordance with General Instruction E of Form S-8 to register an additional 750,000 shares of Common Stock in connection with a further amendment and restatement of the Plan, as approved by Registrant’s shareholders at Registrant’s annual meeting held on April 23, 2008. The 2005 Registration Statement and the 2006 Registration Statement are hereby incorporated by reference.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference into this registration statement:

     (a) Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2008, which contained audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

     (b) Registrant’s Quarterly Report on Form 10-Q filed with the Commission for the quarter ended March 31, 2008 filed on May 12, 2008;

     (c) All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above, including without limitation all Current Reports on Form 8-K filed by Registrant with the Commission since such date.

     (d) The description of Registrant’s common stock, which is contained in a registration statement filed on Form S-1, by Registrant with the Commission on October 24, 1996, registration number 333-14737.

     In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding other than an action by or in the right of Registrant, by reason of the fact that the person is or was a director, officer, agent or employee of Registrant, or is or was serving at Registrant’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if such person acting in good faith and in a manner he or she reasonably believed to be in the best interests, or not opposed to the best interests, of Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Registrant as well, but only to the extent of defense expenses, reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to Registrant, unless the court believes that in light of all the circumstances indemnification should apply. Furthermore, under the DGCL, if such person is successfully on the merits or otherwise in the defense of any action referred to above, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     As permitted by the DGCL, Registrant’s certificate of incorporation includes a provision to eliminate the personal liability of its directors for monetary damages for breach of alleged breach of their fiduciary duties as directors, subject to limited exceptions. The certificate of incorporation also provides that every person who is or was our director, officer, employee or agent or is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at Registrant’s request, shall be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Item 9. Undertakings.

     Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona file offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on August 13, 2008.

ENTERPRISE FINANCIAL SERVICES CORP

By:	/s/ Frank H. Sanfilippo

Frank H. Sanfilippo
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Enterprise Financial Services Corp (the “Corporation”) and each of us, do hereby constitute and appoint Peter F. Benoist and Frank H. Sanfilippo, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys or agents, or either of them, may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and amendments (including post-effective amendments) to the Registration Statement, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to such Registration Statement; and we do hereby ratify and conform all that the said attorneys and agents, or their substitute or substitutes, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Peter F. Benoist	Chief Executive Officer and Director	May 23, 2008
Peter F. Benoist

/s/ James J. Murphy	Director	May 23, 2008
James J. Murphy

/s/ Kevin C. Eichner	Director	May 23, 2008
Kevin C. Eichner

/s/ William H. Downey	Director	May 23, 2008
William H. Downey

/s/ Robert E. Guest, Jr.	Director	May 23, 2008
Robert E. Guest, Jr.

/s/ Lewis A. Levey	Director	May 23, 2008
Lewis A. Levey

/s/ Birch M. Mullins	Director	May 23, 2008
Birch M. Mullins

/s/ Robert E. Saur	Director	May 23, 2008
Robert E. Saur

/s/ Sandra Van Trease	Director	May 23, 2008
Sandra Van Trease

/s/ Henry D. Warshaw	Director	May 23, 2008
Henry D. Warshaw

/s/ Michael A. DeCola	Director	May 23, 2008
Michael A. DeCola

/s/ Brenda D. Newberry	Director	May 23, 2008
Brenda D. Newberry

INDEX TO EXHIBITS

Exhibit No.	Description
4.1**	Enterprise Financial Services Corp 2002 Amended and Restated Stock Incentive Plan (incorporated herein by reference to Registrant’s Proxy Statement on Form 14-A, filed on March 17, 2008).

4.2*	Form of Restricted Stock Unit Agreement

4.3*	Form of Stock Appreciation Right Agreement

5.1*	Opinion of Greensfelder, Hemker & Gale, P.C.

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Greensfelder, Hemker & Gale, P.C. (included in Exhibit 5.1)

24.1*	Power of Attorney (contained on signature page)

*	Filed herewith
**	Previously Filed